Free Writing Prospectus pursuant to Rule 433 dated June 8, 2022

Registration Statement No. 333-253421

Market Linked Securities — Autocallable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the VanEck Semiconductor ETF due July 6, 2026

Summary of Terms
Company (Issuer) and Guarantor:	GS Finance Corp. (issuer) and The Goldman Sachs Group, Inc. (guarantor)
Underlier:	the VanEck Semiconductor ETF (current Bloomberg symbol: “SMH UP Equity”)
Underlying index:	with respect to the VanEck Semiconductor ETF, the MVIS® US Listed Semiconductor 25 Index
Pricing date:	expected to be June 29, 2022
Issue date:	expected to be July 5, 2022
Determination date:	expected to be June 29, 2026
Stated maturity date:	expected to be July 6, 2026
Initial underlier price:	the closing price of the underlier on the pricing date
Final underlier price:	the closing price of the underlier on the determination date
Underlier return:	the quotient of (i) the final underlier price minus the initial underlier price divided by (ii) the initial underlier price, expressed as a percentage
Company’s redemption right (automatic call feature):

if a redemption event occurs, then the outstanding face amount will be automatically redeemed in whole and the company will pay an amount in cash on the following call payment date (which includes the stated maturity date in the case of the final call payment date), for each $1,000 of the outstanding face amount, equal to the sum of (i) $1,000 plus (ii) the product of $1,000 times the applicable call premium amount specified under “Call observation dates” below. The final observation date is the determination date and if a redemption event occurs on such final call observation date, the related payment will be made on the stated maturity date.

Redemption event:	a redemption event will occur if, as measured on any call observation date, the closing price of the underlier is greater than or equal to the initial underlier price
Buffer price:	85% of the initial underlier price
Buffer amount:	15%
Call premium amount:

with respect to any call payment date (including the stated maturity date), the applicable call premium amount that is expected to be in the range specified in the table set forth under “Call observation dates” below

Call observation dates:	expected to be the dates specified as such in the table below
Call Observation Dates	Call Payment Dates	Call Premium Amount
July 5, 2023	July 12, 2023	at least 12.7%
July 5, 2024	July 12, 2024	at least 25.4%
July 7, 2025	July 14, 2025	at least 38.1%
Determination date	Stated maturity date	at least 50.8%

Call payment dates:	expected to be the dates specified as such in the table set forth under “Call observation dates” above
Payment amount at maturity (for each $1,000 face amount of your securities)

•  if the underlier return is negative but not below -15% (the final underlier price is less than the initial underlier price, but not by more than 15%), $1,000; or

•  if the underlier return is negative and is below -15% (the final underlier price is less than the initial underlier price by more than 15%), the sum of (i) $1,000 plus (ii) the product of (a) the sum of the underlier return plus 15% times (b) $1,000.

Underwriting discount:

up to 2.825% of the face amount*; Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. WFS will receive the underwriting discount of up to 2.825% of the aggregate face amount of the securities sold. The agent may resell the securities to Wells Fargo Advisors (“WFA”) at the original issue price of the securities less a concession of 1.75% of the aggregate face amount of the securities. In addition to the selling concession received by WFA, WFS advises that WFA may also receive out of the underwriting discount a distribution expense fee of 0.075% for each $1,000 face amount of a security WFA sells.

* In addition, in respect of certain securities sold in this offering, GS&Co. may pay a fee of up to 0.10% of the aggregate face amount of the securities sold to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Summary of Terms (continued)

CUSIP/ISIN:	40057M6W4 / US40057M6W46
Tax consequences:	See “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying preliminary prospectus supplement

Hypothetical Payout Profile*

First Call Date
Second Call Date
Third Call Date
Fourth Call Date
Hypothetical Payment at Maturity
Index
Fourth Call Date (Call Premium: 50.8%)
Third Call Date (Call Premium: 38.1%)
Second Call Date (Call Premium: 25.4%)
First Call Date (Call Premium: 12.7%)
15% buffer
Security Return
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
-100%
-80%
-60%
-40%
-20%
-10%
0%
20%
40%
60%
Hypothetical Percentage Change in the Closing Price of the Underlier from Pricing Date to Applicable Call Date

* assumes a call premium amount for such call payment date set at the bottom of the call premium amount range

If the final underlier price declines by more than 15% from the initial underlier price, the return on your securities will be negative and will equal the underlier return plus 15%. In this case, you will receive less than the face amount and have 1-to-1 downside exposure to the decline in the final underlier price in excess of 15%. You could lose up to 85% of the face amount of your securities.

You should read the accompanying preliminary prospectus supplement dated June 8, 2022, which we refer to herein as the accompanying preliminary prospectus supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

The securities are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●	Preliminary prospectus supplement dated June 8, 2022
●	Market linked securities — Autocallable with fixed percentage buffered downside product summary supplement dated July 13, 2021 (the “product summary supplement”)
●	Prospectus supplement dated March 22, 2021
●	Prospectus dated March 22, 2021

The estimated value of your securities at the time the terms of your securities are set on the pricing date is expected to be between $900 and $930 per $1,000 face amount. See the accompanying preliminary prospectus supplement for a further discussion of the estimated value of your securities.

The securities have more complex features than conventional debt securities and involve risks not associated with conventional debt securities. See “Risk Factors” in this term sheet and in the accompanying preliminary prospectus supplement. This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underlier, the terms of the securities and certain risks.

Is the final underlier level greater than the initial underlier level? Yes On the stated maturity date we will pay you, for each $1,000 face amount of your securities, an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the participation rate times (c) the underlier return, subject to the maximum settlement amount No Is the final underlier greater than or equal to the buffer level? Yes On the stated maturity date we will pay you, for each $1,000 face amount of your securities, an amount in cash equal to $1,000 No On the stated maturity date we will pay you, for each $1,000 face amount of your securities, an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the sum of the underlier return plus the buffer amount

About Your Securities

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, product summary supplement and preliminary prospectus supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, product summary supplement and preliminary prospectus supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, product summary supplement and preliminary prospectus supplement if you so request by calling (212) 357-4612.

Risk Factors

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary prospectus supplement, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of risk factors discussed in the accompanying preliminary prospectus supplement (but not those discussed in the accompanying prospectus supplement and accompanying prospectus). In addition to the below, you should read in full “Additional Risk Factors Specific to Your Securities” in the accompanying preliminary prospectus supplement, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary prospectus supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪

The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities

▪	The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
▪

The Call Premium Amount You Will Receive on a Call Payment Date (Including the Stated Maturity Date) If Your Securities Are Automatically Called and the Amount You Will Receive on the Stated Maturity Date If Your Securities Are Not Automatically Called is Not Linked to the Closing Price of the Underlier at Any Time Other Than on the Applicable Call Observation Date or the Determination Date, as the Case May Be

▪	You May Lose a Substantial Portion of Your Investment in the Securities
▪	The Amount You Will Receive on a Call Payment Date or on the Stated Maturity Date, as the Case May Be, Will Be Capped Due to the Applicable Call Premium Amount
▪	Your Securities Are Subject to Automatic Redemption
▪	Your Securities Do Not Bear Interest
▪	The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors
▪	Past Underlier Performance is No Guide to Future Performance
▪	The Return on Your Securities Will Not Reflect Any Dividends Paid on the Underlier or the Underlier Stocks
▪	If the Price of the Underlier Changes, the Market Value of Your Securities May Not Change in the Same Manner
▪	You Have No Shareholder Rights or Rights to Receive Any Shares of the Underlier or Any Underlier Stock
▪	Your Securities May Not Have an Active Trading Market
▪	As Calculation Agent, GS&Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Securities, When Your Securities Mature and the Amount You Receive at Maturity
▪	The Calculation Agent Can Postpone a Call Observation Date or the Determination Date, as the Case May Be, If a Market Disruption Event or a Non-Trading Day Occurs or is Continuing
▪	Anti-dilution Adjustments Relating to the Shares of the Underlier Do Not Address Every Event That Could Affect Such Shares

Risks Related to Conflicts of Interest

▪

Hedging Activities by Goldman Sachs or Our Distributors (including WFS) May Negatively Impact Investors in the Securities and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Securities

▪	Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Securities
▪	Goldman Sachs’ or Our Distributors’ Market-Making Activities Could Negatively Impact Investors in the Securities
▪

You Should Expect That Goldman Sachs’ or Our Distributors’ Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Securities

▪

Goldman Sachs and Our Distributors Regularly Provide Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Underlier Investment Advisor or the Issuers of the Underlier Stocks or Other Entities That Are Involved in the Transaction

▪	The Offering of the Securities May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties
▪	Other Investors in the Securities May Not Have the Same Interests as You

Additional Risks Related to the Underlier

▪

The Policies of the Underlier’s Investment Advisor, Van Eck Associates Corporation, and the Sponsor of Its Underlying Index, MarketVector Indexes GmbH, Could Affect the Amount Payable on Your Securities and Their Market Value

▪

Except to the Extent GS&Co., WFS and One or More of Our Other Affiliates Act as Authorized Participants in the Distribution of, and, at Any Time, May Hold, Shares of the Underlier, There Is No Affiliation Between the Underlier Investment Advisor and Us or WFS

▪

There is No Assurance That an Active Trading Market Will Continue for the Underlier or That There Will Be Liquidity in Any Such Trading Market; Further, the Underlier is Subject to Management Risks, Securities Lending Risks and Custody Risks

▪	The Underlier and Its Underlying Index Are Different and the Performance of the Underlier May Not Correlate With the Performance of Its Underlying Index
▪	The Underlier is Concentrated in the Semiconductor Industry and Does Not Provide Diversified Exposure
▪	The Underlier May Be Disproportionately Affected By the Performance of a Small Number of Stocks
▪	An Investment in the Offered Securities Is Subject to Risks Associated with Foreign Securities
▪

Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlier with Underlier Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Securities

▪	Your Investment in the Securities Will Be Subject to Foreign Currency Exchange Rate Risk
▪	Regulators Are Investigating Potential Manipulation of Published Currency Exchange Rates
▪	Even Though Currencies Trade Around-The-Clock, Your Securities Will Not

Risks Related to Tax

▪	Certain Considerations for Insurance Companies and Employee Benefit Plans
▪	The Tax Consequences of an Investment in Your Securities Are Uncertain
▪

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underlier, the terms of the securities and certain risks.

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